Exhibit 99.1

Contact: Marc Cannon (954) 769-3146 cannonm@autonation.com Investor Contacts: Andrew Wamser (954) 769-7023 wamsera@autonation.com Robert Quartaro (954) 769-7342 quartaror@autonation.com

AutoNation Names Tomago Collins to Board of Directors
FORT LAUDERDALE, Fla., October 20, 2014 - AutoNation, Inc. (NYSE: AN), America’s largest automotive retailer, today announced that its Board of Directors appointed Tomago Collins to the AutoNation Board effective October 20, 2014. Mr. Collins will serve as an independent director. His appointment expands the Board to eleven members.
“We are very pleased to have Tomago join the AutoNation Board,” said Mike Jackson, AutoNation’s Chairman and Chief Executive Officer. “We look forward to the experience and insights that Tomago will bring to the Board.”
Since July 2012, Mr. Collins has served as Vice President, Communications of Kroenke Sports & Entertainment, which owns and operates a multi-billion dollar portfolio of real estate, sports franchises and cable networks. Mr. Collins has served in various positions at Kroenke since August 2003, including as Vice President, Media from November 2010 until July 2012 and as Vice President, Media & Player Development from October 2008 until November 2010. Mr. Collins has served as a director of Republic Services, Inc. since August 2013.
About AutoNation, Inc.
AutoNation is transforming the automotive retail industry through bold leadership. We deliver a superior automotive retail experience through our customer-focused sales and service processes. Owning and operating 273 new vehicle franchises, which sell 34 new vehicle brands across 15 states, AutoNation is America's largest automotive retailer, with state-of-the-art operations and the ability to leverage economies of scale that benefit the customer. As an indication of our leadership position in our industry, AutoNation is a component of the S&P 500 Index.
Please visit investors.autonation.com, www.autonation.com, www.twitter.com/autonation, www.twitter.com/CEOMikeJackson, www.facebook.com/autonation, and www.facebook.com/CEOMikeJackson, where AutoNation discloses additional information about the Company, its business and its results of operations.